Exhibit 2.2

EXECUTION COPY

AMENDMENT NO. 1 TO THE TENDER AND SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO THE TENDER AND SUPPORT AGREEMENT (this “Amendment”) is made as of July 25, 2009 by and among PartnerRe Ltd., a Bermuda exempted company (“Parent”), and each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”).

This Amendment amends that certain Tender and Support Agreement (the “Agreement”), dated as of July 4, 2009, by and among Parent and the Shareholders party hereto (except for OZ Select Master Fund, Ltd.).  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, in accordance with Section 11(b) of the Agreement, the parties hereto wish to effect the amendment to the Agreement provided hereunder.

NOW, THEREFORE, the Agreement is amended as follows:

SECTION 1.  Admission of OZ Select Master Fund, Ltd.  Effective upon the execution of this Amendment by each party hereto, OZ Select Master Fund, Ltd. shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement applicable to Shareholders as though an original party thereto.

SECTION 2.  Entry into Securities Purchase Agreement.  Notwithstanding anything to the contrary in the Securities Purchase Agreement, dated as of July 17, 2009 (the “SPA”), between Parent, on the one hand, and each of OZ Master Fund, Ltd. and OZ Europe Master Fund, Ltd., on the other hand, upon the entry by each of OZ Master Fund, Ltd. and OZ Europe Master Fund, Ltd. into the SPA, the Agreement automatically shall be of no further force and effect with respect to each of OZ Master Fund, Ltd. and OZ Europe Master Fund, Ltd.  The Agreement shall continue to be binding in accordance with its terms upon each of Gordel Holdings Limited and Goldman Sachs & Co. Profit Sharing Master Trust, and, upon the effectiveness of this Amendment, the Agreement shall be binding in accordance with its terms upon OZ Select Master Fund, Ltd.

SECTION 3.  Amendment to Schedule A.  Schedule A to the Agreement is hereby amended and restated in its entirety as set forth in Schedule A attached hereto.

SECTION 4.  Effectiveness and Ratification.  All of the provisions of this Amendment shall be effective as of the date hereof.  Except as specifically provided for in this Amendment, the terms of the Agreement are hereby ratified and confirmed and remain in full force and effect.

SECTION 5.  Counterparts.  This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

SECTION 6.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

SECTION 7.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Amendment shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(a) of the Agreement shall be deemed effective service of process on such party.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

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2

The parties hereto have executed this Amendment No. 1 to the Tender and Support Agreement as of the date first written above.

PARTNERRE LTD.

By:	/s/ Amanda E. Sodergren
Name:	Amanda E. Sodergren
Title:	Chief Legal Counsel

GORDEL HOLDINGS LIMITED By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

GOLDMAN SACHS & CO. PROFIT SHARING MASTER TRUST
By:  OZ Management II LP, its Investment Manager
By:  Och-Ziff Holding II LLC, its General Partner

By:  OZ Management LP, its Member
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

OZ MASTER FUND, LTD. By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

OZ EUROPE MASTER FUND, LTD. By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

OZ SELECT MASTER FUND, LTD. By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019